Exhibit 99.1
EXECUTIVE OFFICERS AND DIRECTORS OF MORGAN STANLEY
     The names of the directors and the names and titles of the executive officers of Morgan Stanley and their principal occupations are set forth below. The business address of each of the directors or executive officers is that of Morgan Stanley at 1585 Broadway, New York, New York 10036. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to Morgan Stanley and each individual is a United States citizen.

Name	Title
*John J. Mack	Chairman of the Board and Chief Executive Officer

*Roy J. Bostock	Chairman of the Partnership for a Drug-Free America

*Erskine B. Bowles	President of the University of North Carolina

*Howard J. Davies[1]	Director, The London School of Economics and Political Science

*C. Robert Kidder	Chairman and Chief Executive Officer, 3 Stone Advisors LLC

*Donald T. Nicolaisen	Director

*Charles H. Noski	Director

*Hutham S. Olayan	President, Chief Executive Officer and Director of Olayan America Corporation

*Charles E. Phillips, Jr.	President and Director of Oracle Corporation

*O. Griffith Sexton	Adjunct professor of finance at Columbia Business School

*Laura D’Andrea Tyson	Professor of Economics and Business at the Walter A. Haas School of Business at the University of California, Berkeley

*Klaus Zumwinkel[2]	Chairman of the Board of Management of Deutsche Post AG

Zoe Cruz	Co-President

Gary G. Lynch	Chief Legal Officer

Eileen K. Murray	Head of Global Operations and Technology

Name	Title
Thomas R. Nides	Executive Vice President and Chief Administrative Officer and Secretary

Robert W. Scully	Co-President

David H. Sidwell	Executive Vice President and Chief Financial Officer

1	Howard Davies is an English citizen

2	Klaus Zumwinkel is a German citizen

*	Director

2